Exhibit 99.1

UMH PROPERTIES, INC. DECLARES COMMON AND PREFERRED DIVIDENDS

FREEHOLD, NJ, January 21, 2026 On January 21, 2026, the Board of Directors of UMH Properties, Inc. (NYSE: UMH) (TASE: UMH) declared its quarterly cash dividend on the Company’s Common Stock of $0.225 per share payable March 16, 2026, to shareholders of record at the close of business on February 17, 2026. The Company’s annual dividend rate on its Common Stock is $0.90 per share.

Also, on January 21, 2026, the Board of Directors declared a quarterly dividend of $0.3984375 per share for the period from December 1, 2025, through February 28, 2026, on the Company’s 6.375% Series D Cumulative Redeemable Preferred Stock payable March 16, 2026, to shareholders of record at the close of business on February 17, 2026. Series D preferred share dividends are cumulative and payable quarterly at an annual rate of $1.59375 per share.

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that currently owns and operates 145 manufactured home communities, containing approximately 27,100 developed homesites, of which 11,000 contain rental homes, and over 1,000 self-storage units. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland, Michigan, Alabama, South Carolina, Florida and Georgia. Included in the 145 communities are two communities in Florida, containing 363 sites, and one community in Pennsylvania, containing 113 sites, that UMH has an ownership interest in and operates through its joint ventures with Nuveen Real Estate.

Contact:

Nelli Madden

732-577-9997

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